Exhibit 99.1

Helicos BioSciences Reports Second Quarter 2007 Financial Results

CAMBRIDGE, Mass.—(July 31, 2007)—Helicos BioSciences Corporation (NASDAQ: HLCS) announced today its financial results for the second quarter of 2007.

For the quarter ended June 30, 2007, the Company reported a net loss of $8,072,000 or $0.87 per share, compared with a net loss of $4,208,000 or $3.53 per share, for the second quarter of 2006. For the six month period ended June 30, 2007, the Company reported a net loss of $34,562,000 or $6.42 per share, compared with a net loss of $7,713,000 or $6.76 per share for the six month period ended June 30, 2006.

The Company’s net loss for the six months ended June 30, 2007 includes a non-cash charge of $18,140,000 for the beneficial conversion feature related to the Series B redeemable convertible preferred stock issued in January 2007. These shares were automatically converted to common stock in May 2007 when the Company completed its initial public offering.

The Company reported $143,000 in revenue for the quarter ended June 30, 2007, compared with $0 in revenue for the quarter ended June 30, 2006. For the six month period ended June 30, 2007, the Company reported $235,000 in revenue, compared with $0 for the same period in 2006. These amounts represent grant revenue from the National Institutes of Health.

Total operating expenses for the quarter ended June 30, 2007, were $8,608,000 compared with $4,440,000 for the quarter ended June 30, 2006. For the six month period ended June 30, 2007, total operating expenses were $17,244,000 compared with total operating expenses of $8,075,000 for the same period in 2006.

On May 24, 2007, Helicos completed an initial public offering, raising $45,688,000 in net proceeds on the sale of 5,400,000 shares of common stock. On June 27, 2007, the Company raised an additional $3,323,000 in net proceeds from the sale of an additional 397,000 shares related to the exercise of the over-allotment option.

The Company ended the second quarter of fiscal year 2007 with $64,281,000 in cash.

Quarterly Highlights

The Company has built and is routinely testing several prototypes of the commercial version of its HeliScopeTM system, which comprises an instrument for high throughput analysis of single molecules of nucleic acids, and its associated reagents and flow cells.  The Company is currently focusing its efforts on the commercialization of the HeliScope system, and is establishing manufacturing capabilities and a sales and service force to support the anticipated launch of the product later this year.

In addition to the successful completion of the initial public offering, the Company made a number of strategic hires during the quarter. They include:

Dr. Patrice Milos, Vice President and Chief Scientific Officer, was previously Executive Director of Molecular Profiling at Pfizer, Inc.;

William Cotter, Vice President of Operations, was previously Vice President of Operations at Closure Medical, a Johnson & Johnson company;

Chip Leveille, Vice President of Sales and Marketing, was previously Vice President of Corporate Marketing at Affymetrix; and

Mark Solakian, Vice President and General Counsel, was previously Vice President and Chief Corporate Counsel at Affymetrix.

“We have made tremendous progress this year towards transforming Helicos from a research and development company to one with full commercial capabilities,” said Mr. Stanley Lapidus, the Company’s President and Chief Executive Officer. “I am very proud of the team we have built and their achievements. Commercial manufacturing of the HeliScope is underway, we’re building the manufacturing and commercial infrastructure for product launch, which is on track to take place later this year.”

Financial Guidance for fiscal 2007

The Company expects to end fiscal 2007 with approximately $40 million in cash. Net use of cash for fiscal 2007 is expected to be approximately $40 million.

Conference Call and Webcast

Helicos’ management team will hold a conference call at 9:00 a.m. eastern time today, July 31, 2007 to review its operating results for the second quarter of 2007. Mr. Stanley Lapidus, President and Chief Executive Officer, and Ms. Louise Mawhinney, Senior Vice President and Chief Financial Officer, will lead the call.

Date & Time: Tuesday, July 31, 2007 at 9:00 a.m. eastern time
Conference Call Numbers:
Toll Free: 800-289-0572
Toll and international: 913-981-5543

In addition, a webcast will be available for 30 days and may be accessed by visiting the Investor Relations section of the Company’s website at www.helicosbio.com.

About Helicos BioSciences

Helicos BioSciences Corporation is a life sciences company developing innovative genetic analysis technologies for the research, drug discovery and clinical diagnostics markets. The company has developed its proprietary True Single Molecule Sequencing technology to enable ultra-high-throughput genetic analysis based on the direct sequencing of single molecules of nucleic acids. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, management’s forecast of financial performance, estimates of expenses and future revenues and profitability, product development and marketing plans, and management’s plans, objectives and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully complete the manufacturing process and commercialize the HeliScope system; our ability to secure our first commercial order; our history of operating losses and ability to achieve profitability; our ability to establish manufacturing capabilities; the research and development spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and agriculture companies who may purchase our HeliScope system; our reliance on third-party suppliers; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles; our dependence on large contracts for the sale and implementation of our HeliScope system; failure of our technology and products; our ability to maintain customer relationships and contracts; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

PLEASE NOTE: The names HeliScope, tSMS, True Single Molecule Sequencing and Virtual Terminator and our logo are trademarks or service marks of Helicos BioSciences Corporation.

Investor Relations:	Media Contact:
Helicos BioSciences Corporation	Racepoint Group
Louise Mawhinney, 617-264-1800	Sally Bain, 781-487-4647
Sr. Vice President and Chief Financial Officer	sbain@racepointgroup.com

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Helicos BioSciences Corporation
Condensed Statements of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Grant revenue	$143	$—	$235	$—

Operating expenses
Research and development	5,298	2,884	10,683	5,485
General and administrative	3,310	1,556	6,561	2,590
Total operating expenses	8,608	4,440	17,244	8,075
Operating loss	(8,465)	(4,440)	(17,009)	(8,075)
Interest income (expense)	393	232	587	362
Net loss	(8,072)	(4,208)	(16,422)	(7,713)

Beneficial conversion feature related to Series B redeemable convertible preferred stock	—	—	(18,140)	—

Net loss attributable to common stockholders	$(8,072)	$(4,208)	$(34,562)	$(7,713)
Net loss attributable to common stockholders per share—basic and diluted	$(0.87)	$(3.53)	$(6.42)	$(6.76)
Weighted average number of common shares used in computation—basic and diluted	9,249,298	1,193,726	5,387,214	1,140,582

Helicos BioSciences Corporation
Balance Sheet Data
(in thousands)

	June 30,
	2007	December 31,
	(unaudited)	2006(1)

Cash and cash equivalents	64,281	10,589
Working capital	60,449	8,669
Total assets	68,245	15,300
Total stockholders’ equity (deficit)	61,994	(37,339)

(1)             the Balance Sheet data as of December 31, 2006 have been derived from the audited Financial Statements as of that date.